Exhbiti 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, par value $0.01 per share, of Ambassadors Group, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:           February 9, 2012

Bandera Partners LLC

By:	/s/ Gregory Bylinsky
	Name:	Gregory Bylinsky
	Title:	Managing Director

By:	/s/ Gregory Bylinsky
	Name:	Gregory Bylinsky

By:	/s/ Jefferson Gramm
	Name:	Jefferson Gramm

By:	/s/ Andrew Shpiz
	Name:	Andrew Shpiz